Exhibit 99.1

Olympic Steel Reports Second-Quarter Results

Company Reports Strong Cash Flow Generation, with Focus on Working Capital Management and Operating Expense Reductions

Board Declares Regular Quarterly Cash Dividend

CLEVELAND--(BUSINESS WIRE)--July 31, 2019--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the three months ended June 30, 2019.

Second-quarter 2019 net sales of $429 million were 5% lower compared with $453 million in the second quarter of 2018. Net sales were impacted by an industry-wide decline in shipping volumes, which was partially offset by year-over-year higher selling prices. Net income was $2.1 million, or $0.18 per diluted share, in the 2019 second quarter, compared with $15.8 million, or $1.39 per diluted share, in the same quarter of 2018. Both the specialty metals flat products segment and tubular and pipe products segment reported strong quarterly results. The 2019 second-quarter results also include $250,000 of LIFO income, as noted in the reconciliation below.

“The second quarter of 2019 ran contrary to the traditionally stronger seasonality of the steel market, as both industry sales volumes and steel pricing declined. The decrease in volume and pricing lead to margin compression, particularly in carbon flat products. While we cannot control the market price of steel or U.S. trade and tariff policies, we have taken action to best position us for future success,” said Chief Executive Officer Richard T. Marabito. “This includes improving cash flow generation by tightly managing our inventory levels and operating expenses, and reducing our debt by $49 million during the second quarter.”

“We are also growing and diversifying our business by investing in strategic acquisitions of metal-intensive branded companies and assets. In January, we completed the acquisition of McCullough Industries and we expect to announce a second, small acquisition of a metal-intensive manufacturer in the near term. In line with our long-term growth strategy, we continue to evaluate other acquisition opportunities in the metal-intensive branded products industry, which are countercyclical to the dynamics of steel pricing.”

“As we look ahead to the second half of the year, steel prices are rising after reaching a low in early July. We are focused on maintaining five inventory turns, continuing our cash flow generation, reducing our operating expenses and actively evaluating additional opportunities to grow our metal-intensive branded products portfolio,” Marabito said.

In the 2019 second quarter, the Company repurchased 105,534 shares or approximately 1% of its outstanding shares. In addition, its Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, which is payable on September 17, 2019, to shareholders of record on September 3, 2019.

The table that follows provides a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

Olympic Steel, Inc.
Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share
The following table reconciles adjusted net income per diluted share to the most directly comparable
GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net income per diluted share (GAAP):	$0.18	$1.39	$0.36	$2.06

Excluding the following items:
LIFO (income) / expense	(0.02)	0.10	(0.02)	0.13
Adjusted net income per diluted share (non-GAAP):	$0.16	$1.49	$0.34	$2.19

Conference Call and Webcast

A simulcast of Olympic Steel’s 2019 second-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 9 a.m. EST on August 1, 2019, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks of falling metals prices and inventory devaluation; general and global business, economic, financial and political conditions; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; cyclicality and volatility within the metals industry; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; our ability to generate free cash flow through operations and repay debt; the availability, and increased costs, of labor related to tighter employment markets; the availability and rising costs of transportation and logistical services; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security risks and threats; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate recent acquisitions into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; rising interest rates and their impacts on our variable interest rate debt; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; the timing and outcomes of inventory lower of cost or market adjustments and last-in, first-out, or LIFO, income or expense; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share, which is a non-GAAP financial measure. Management’s view of the Company’s performance includes adjusted earnings per share, and management uses this non-GAAP financial measure internally for planning and forecasting purposes and to measure the performance of the Company. We believe this non-GAAP financial measure provides useful and meaningful information to us and investors because it enhances investors’ understanding of the continuing operating performance of our business and facilitates the comparison of performance between past and future periods. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. A reconciliation of this non-GAAP measure to the most directly comparable GAAP financial measure is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 30 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or https://olysteel.irpass.com/Contact_Us?BzID=2195

Olympic Steel, Inc.
Consolidated Statements of Net Income
(in thousands, except per-share data)

	Three months ended		Six months ended
	June 30		June 30
	2019	2018	2019	2018

Net sales	$429,151	$452,917	$875,070	$828,515

Costs and expenses
Cost of materials sold (excludes items shown separately below)	351,494	356,061	717,876	650,838
Warehouse and processing	25,123	23,813	50,734	47,249
Administrative and general	19,396	21,523	39,525	40,396
Distribution	12,495	13,386	25,330	25,525
Selling	7,420	7,107	14,760	14,335
Occupancy	2,466	2,297	5,264	4,852
Depreciation	4,488	4,164	8,919	8,187
Amortization	329	247	648	469

Total costs and expenses	423,211	428,598	863,056	791,851

Operating income	5,940	24,319	12,014	36,664

Other income (loss), net	(59)	(93)	(45)	(139)

Income before financing costs and income taxes	5,881	24,226	11,969	36,525

Interest and other expense on debt	3,174	2,670	6,416	4,656

Income before income taxes	2,707	21,556	5,553	31,869

Income tax provision	626	5,708	1,398	8,392

Net income	$2,081	$15,848	$4,155	$23,477

Earnings per share:

Net income per share - basic	$0.18	$1.39	$0.36	$2.06

Weighted average shares outstanding - basic	11,415	11,435	11,482	11,419

Net income per share - diluted	$0.18	$1.39	$0.36	$2.06

Weighted average shares outstanding - diluted	11,415	11,435	11,482	11,419

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At June 30, 2019	At Dec. 31, 2018
Assets

Cash and cash equivalents	$6,373	$9,319
Accounts receivable, net	185,048	175,252
Inventories, net (includes LIFO credit of $2,821 as of June 30, 2019 and $3,071 as of December 31, 2018)	288,183	368,738
Prepaid expenses and other	9,973	9,460

Total current assets	489,577	562,769

Property and equipment, at cost	410,995	403,785
Accumulated depreciation	(251,784)	(244,176)

Net property and equipment	159,211	159,609

Goodwill	3,256	2,358
Intangible assets, net	29,873	24,914
Other long-term assets	13,416	11,090
Right of use asset, net	29,072	-

Total assets	$724,405	$760,740

Liabilities

Accounts payable	$70,457	$95,367
Accrued payroll	11,375	19,665
Other accrued liabilities	15,496	13,395
Current portion of lease liabilities	5,793	-

Total current liabilities	103,121	128,427

Credit facility revolver	264,649	302,530
Other long-term liabilities	11,775	9,327
Deferred income taxes	13,055	13,465
Lease liabilities	23,342	-

Total liabilities	415,942	453,749

Shareholders' Equity

Preferred stock	-	-
Common stock	132,420	130,778
Treasury stock	(1,653)	(132)
Accumulated other comprehensive loss	(2,365)	-
Retained earnings	180,061	176,345

Total shareholders' equity	308,463	306,991

Total liabilities and shareholders' equity	$724,405	$760,740

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three months ended June 30
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2019	2018	2019	2018	2019	2018

Tons sold[1]	267,202	304,361	37,392	38,806	N/A	N/A

Net sales	$255,870	$279,292	$96,058	$97,354	$77,223	$76,271
Average selling price per ton	958	918	2,569	2,509	N/A	N/A
Cost of materials sold[2]	212,784	217,143	82,195	82,667	56,515	56,251
Gross profit[3]	43,086	62,149	13,863	14,687	20,708	20,020
Operating expenses[4]	42,614	43,845	9,895	9,163	16,232	15,470
Operating income	$472	$18,304	$3,968	$5,524	$4,476	$4,550

Depreciation and amortization	2,960	2,580	436	337	1,379	1,469

	Six months ended June 30
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2019	2018	2019	2018	2019	2018

Tons sold[1]	540,373	601,965	73,176	63,669	N/A	N/A

Net sales	$534,406	$520,185	$184,155	$162,884	$156,509	$145,446
Average selling price per ton	989	864	2,517	2,558	N/A	N/A
Cost of materials sold[5]	446,100	406,917	158,440	138,799	113,336	105,122
Gross profit[3]	88,306	113,268	25,715	24,085	43,173	40,324
Operating expenses[4]	86,608	86,859	19,503	15,548	33,082	31,508
Operating income	$1,698	$26,409	$6,212	$8,537	$10,091	$8,816

Depreciation and amortization	5,774	5,140	962	540	2,747	2,925

				At June 30, 2019		At Dec. 31, 2018
Assets
Flat-products				$509,068		$560,116
Tubular and pipe products				214,004		200,016
Corporate				1,333		608
Total assets				$724,405		$760,740
[1]	Tonnage is less meaningful for the Tubular and Pipe Products segment and, therefore, is not reported.
[2]	Includes $0.25 million of LIFO income and $1.5 million of LIFO expense for the three months ended June 30, 2019 and June 30, 2018, respectively.
[3]	Gross profit is calculated as net sales less the cost of materials sold.
[4]	Operating expenses are calculated as total costs and expenses less the cost of materials sold from the Consolidated Statements of Net Income.
[5]	Includes $0.25 million of LIFO income and $2.0 million of LIFO expense for the six months ended June 30, 2019 and June 30, 2018, respectively.

Other Information
(In thousands except per-share data)	At June 30, 2019	At Dec. 31, 2018
Shareholders' equity per share	$28.30	$27.89

Debt to equity ratio	0.86 to 1	0.99 to 1

	Six Months Ended June 30,
	2019	2018

Net cash from (used for) operating activities	52,187	(61,883)

Cash dividends per share	$0.04	$0.04

Contacts

Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com